Exhibit 10.1

GENERAL SERVICE AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the "Agreement") dated this 1st day of September, 2020

BETWEEN:

Altair International Corporation of 6501 E. Greenway Pkwy, #103-412, Scottsdale, AZ 85254 (the "Client")

- AND -

Leonard Lovallo of 32 Chalfonte Ave., Pittsburgh, PA 15229 (the "Contractor").

BACKGROUND:

A.	The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

B.	The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

Services Provided

1.	The Client hereby agrees to engage the Contractor to provide the Client with services (the "Services") consisting of:

o	The typical duties of a CEO including the provision of management and financial services for the Company. The Contractor, already being a member of the Client’s board, shall retain his position as a director of the Client.

2.	The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

Term of Agreement

3.	The term of this Agreement (the "Term") will begin on August 31, 2020 and will remain in full force and effect until December 31, 2020, subject to earlier termination as provided in this Agreement. The Term of this Agreement may be extended by mutual written agreement of the Parties.

4.	In the event that either Party breaches a material provision under this Agreement, the non- defaulting Party may terminate this Agreement and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

Performance

5.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

6.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in US Dollars.

Compensation

7.	For the services rendered by the Contractor as required by this Agreement, the Client will provide compensation (the "Compensation") to the Contractor as follows:

o	26,000,000 (Twenty-Six Million) common shares of the Client (the “Shares”) to be issued at time of signing. The Client’s shares are quoted on the OTC Link exchange and traded under the symbol ATAO. The Shares are to be considered fully earned and payable upon execution of this Agreement.

o	$ 2,500.00 to be paid monthly, commencing September 1, 2020.

8.	The Compensation as stated in this Agreement does not include sales tax, or other applicable duties as may be required by law. Any sales tax and duties required by law will be charged to the Client in addition to the Compensation.

Reimbursement of Expenses

9.	The Contractor will be reimbursed from time to time for all reasonable and necessary expenses incurred by the Contractor in connection with providing the Services hereunder.

10.	The Contractor will furnish vouchers to the Client for all such expenses.

Confidentiality

11.	Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

12.	The Contractor agrees that it will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client. This obligation will survive the expiration or termination of this Agreement.

13.	All written and oral information and materials disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

Return of Property

14.	Upon the expiry or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

Capacity/Independent Contractor

15.	In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Notice

16.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

a.	Altair International Corporation

6501 E. Greenway Pkwy, #103-412, Scottsdale, AZ 85254

b.	Leonard Lovallo

32 Chalfonte Ave., Pittsburgh, PA 15229

(email: leonardlovallo@gmail.com)

or to such other address as any Party may from time to time notify the other.

Indemnification

17.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

Legal Expenses

19.	In the event that legal action is brought to enforce or interpret any term of this Agreement, the prevailing Party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.

Modification of Agreement

20.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

21.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

22.	The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

23.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Inurement

24.	This Agreement will endure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

Titles/Headings

25.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

26.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

27.	It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Nevada, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

28.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

29.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 1st day of September 2020.

Altair International Corp (Client)

Per:
Leonard Lovallo, Director

Leonard Lovallo (Contractor)